EXHIBIT 2.3 - Form 8-K dated November  7, 1997

                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549


                                       FORM 8-K



                                    CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report:  November 7, 1997




                          ELECTRONIC SYSTEMS TECHNOLOGY INC.
                              (A Washington Corporation)

                             Commission File no. 2-92949-S
                       IRS Employer Identification no. 91-1238077

                                   415 N. Quay St. #4
                                  Kennewick  WA  99336
                       (Address of principal executive offices)


        Registrant's telephone number, including area code:(509) 735-9092

ITEM 5.  OTHER EVENTS

On November 7, 1997, the Company issued a press release with summary financial performance figures for the quarter eneded September 30, 1997. This press release is incorporated by reference and is attached hereto as Exhibit 99.8.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS, AND EXHIBITS.

	Exhibit 99.8 -Press release issued November 7, 1997.

                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.


/s/ T. L. KIRCHNER

By: T.L. Kirchner
President
Date:  November 7, 1997

EXHIBIT 99.8 - PRESS RELEASE DATED NOVEMBER 7, 1997

                                                        PRESS RELEASE

           EST ANNOUNCES 3rd Quarter 1997 FINANCIAL INFORMATION

KENNEWICK, WASHINGTON --- November 7, 1997 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications modems, today announced sales and results of operations for the tree and ninie month periods ended September 30, 1997.

EST reported sales for the third quarter of 1997 in the amount of $366,869 compared to $259,919 for the same quarter of 1996. Net income was $70,995, or $0.01 per share, compared with net income of $20,395, or $0.004 per share for the third quarter of 1996. For the nine month period, EST reported net income of $93,691 or $0.02 per share on sales of $913,763 compared with net income of $138,557 or $0.03 per share on sales of $905,680 for the same period of 1996.

                Selected Statement of Operations Information
                                (Unaudited)

                             Three Months Ended         Nine Month Ended
                             Sept 30       Sept 30     Sept 30       Sept 30
                              1997          1996         1997          1996
                            ---------    ----------   ----------   -----------
     Sales                  $366,869      $259,919    $913,763     $905,680
     Net income before tax   107,567        30,902     141,956      211,750
     Net income               70,995        20,395      93,691      138,557
     Weighted average
      common shares
      outstanding          5,480,843     5,475,339   5,480,843    5,475,339
     Earnings per Share     $   0.01         0.004     $  0.02         0.03

                           Selected Balance Sheet Information
                                     (Unaudited)

                                       Sept 30            December 31
                                         1997                 1996
                                     -----------        ---------------
   Cash and cash equivalents       $ 1,435,762           $ 1,413,182
   Total current assets              1,960,042             1,892,302
   Property & equipment (net)          134,021               141,210
   Total assets                      2,102,117             2,042,709
   Total current liabilities            46,029                30,775
   Long-term debt                            0                     0
   Stockholders' equity              2,056,088             2,011,934

                                    www.esteem.com

APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.